Exhibit 21.1

LIST OF Subsidiaries of Ultra Petroleum Corp.

                Jurisdiction of

Entity                   Organization

UP Energy Corporation     Delaware

Ultra Resources, Inc.           Delaware

Ultra Wyoming, LLC      Delaware

UPL Pinedale, LLC                  Delaware

UPL Three Rivers Holdings, LLC     Delaware

Ultra Wyoming LGS, LLC     Delaware

Keystone Gas Gathering, LLC                                                                                        Delaware